Exhibit 99.1

Poniard Pharmaceuticals Reports Second Quarter 2011 Financial Results

SAN FRANCISCO, Calif. – August 12, 2011 – Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today reported financial results for the second quarter ended June 30, 2011.

“The defining event of the quarter was the announcement of our proposed merger with ALLOZYNE, a critical step in our goal of maximizing long-term value for our shareholders,” stated Ronald Martell, chief executive officer of Poniard. “We believe that the addition of a promising autoimmune product portfolio and proprietary protein engineering platform, together with our oncology assets, will create a robust company with a multifaceted strategy, diverse pipeline, multiple partnering opportunities and a technology platform to fuel potential growth over the long term. With shareholder support for the merger and the required reverse split of Poniard’s common stock and satisfaction of other conditions of closing, we anticipate completing the transaction during the second half of 2011.”

Second Quarter 2011 and Recent Corporate Developments

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Executed Definitive Merger Agreement with ALLOZYNE. In June, Poniard executed a definitive merger agreement with ALLOZYNE, Inc., a privately held biotechnology company focused on the development of bioconjugated protein therapeutics. The merger transaction would bring together ALLOZYNE’s autoimmune disease product pipeline and proprietary protein engineering platform and Poniard’s oncology assets, including picoplatin, a Phase 3-ready chemotherapeutic agent. The combined company is expected to focus its resources on advancing ALLOZYNE’s AZ01, a clinical-stage, PEGylated interferon ß for multiple sclerosis, into a Phase 2 study and AZ17, a bispecific antibody with broad potential in autoimmune and inflammatory diseases, into the clinic. The combined company plans to seek a partnership for the continued development of picoplatin.

The boards of directors of both companies have approved the merger transaction, which is subject to customary closing conditions, including approval by ALLOZYNE’s and Poniard’s respective stockholders and receipt of approval for listing of the combined company’s common stock on The Nasdaq Capital Market. On July 25, Poniard filed a Registration Statement on Form S-4 with the SEC related to the proposed merger.

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Ongoing Efforts to Partner Picoplatin. In addition to pursuing a merger with ALLOZYNE, Poniard continues to actively explore potential strategic partnering and other collaborative arrangements to fund the continued development and commercialization of picoplatin worldwide.

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Nasdaq Continued Listing. As previously announced, on July 19, 2011, Poniard received a letter from the Nasdaq Listing Qualifications Staff advising that the Company has not regained compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market and therefore was subject to delisting from the Capital Market. On July 26, 2011, Poniard submitted a request for an oral hearing before the Nasdaq Hearings Panel, which request will stay delisting of the Company’s common stock pending the Panel’s decision. The oral hearing before the Panel is scheduled to be held on August 25, 2011. At the Panel hearing, Poniard intends to present a plan to regain compliance with the minimum bid price requirement by undertaking a reverse stock split of its outstanding common stock, at a minimum ratio of 1-for-25, in connection with its proposed merger with ALLOZYNE, and will request that the Panel exercise its discretionary authority to grant an additional period of time until December 31, 2011 for Poniard to complete such plan. Poniard will seek shareholder approval of the proposed reverse stock split at a special meeting of Company shareholders to be held in connection with the merger. A detailed description of the special meeting, the proposed merger and the reverse stock split proposal will be included in a definitive proxy statement/prospectus/consent solicitation to be mailed to Poniard and ALLOZYNE shareholders. See “Important Additional Information” below.

Second Quarter 2011 Unaudited Financial Results

For the quarter ended June 30, 2011, Poniard reported a net loss of $3.9 million ($0.07 diluted loss per share on a loss applicable to common shares of $3.9 million), compared with a net loss of $6.5 million ($0.14 diluted loss per share on a loss applicable to common shares of $6.6 million) for the quarter ended June 30, 2010. For the first six months of 2011, the net loss was $7.1 million ($0.13 diluted loss per share on a loss applicable to common shares of $7.2 million), compared to a net loss of $18.4 million ($0.42 diluted loss per share on a loss applicable to common shares of $19.1 million) for the same period in 2010.

Total operating expenses for the quarter ended June 30, 2011 were $3.8 million, compared with $6.0 million for the quarter ended June 30, 2010. Year to date, total operating expenses were $7.1 million compared to $17.3 million for the first six months of 2010. Total operating expenses for the first six months of 2010 included a charge of $1.6 million related to two workforce reductions.

Research and development expenses were $0.4 million for the quarter ended June 30, 2011, compared with $2.1 million for the quarter ended June 30, 2010. Year to date, research and development expenses were $0.8 million, compared to $7.0 million for the same period in 2010.

General and administrative expenses were $3.4 million for the quarter ended June 30, 2011, compared with $3.9 million for the quarter ended June 30, 2010. Year to date, general and administrative expenses were $6.3 million, compared to $8.7 million for the same period in 2010.

Cash and investment securities as of June 30, 2011 were $3.7 million, compared to $4.3 million as of December 31, 2010. The Company believes that its current cash resources and cash equivalents will be adequate to continue operations at substantially their current level through the third quarter of 2011. The Company’s operating budget, however, does not include additional costs associated with the proposed merger with ALLOZYNE or, if the Company is unable to complete the proposed merger, the costs of a liquidation and winding up the Company. These costs may be substantial and include costs incurred in connection with the proposed merger, estimated to total approximately $1.6 million, in addition to severance and accrued vacation expense, accelerated payments due under existing contracts, and legal, accounting and/or advisory fees. Poniard can provide no assurance that it will have sufficient cash to cover these additional costs.

If the merger with ALLOZYNE is not completed, the Company’s board of directors will be required to explore alternatives for the Company’s business and assets. These alternatives might include raising capital, seeking to merge or combine with another company, seeking dissolution and liquidation, or initiating bankruptcy proceedings. There can be no assurance that any third party will be interested in merging with the Company or would agree to a price and other terms that the Company would deem adequate or that its shareholders would approve any such transaction. Although Poniard may try to pursue an alternative transaction and would seek to continue its current efforts to enter into a partnership or other strategic collaboration to support the continued development of picoplatin, the Company likely will have very limited cash resources and, unless it raises additional capital, likely will be forced to file for federal bankruptcy protection

Important Additional Information

Poniard has filed a Registration Statement on Form S-4, which includes a preliminary proxy statement/prospectus/consent solicitation in connection with the proposed merger with ALLOZYNE. Once the Form S-4 has been declared effective by the SEC, the definitive proxy statement/prospectus/consent solicitation included in the Form S-4 will be mailed to Poniard and ALLOZYNE shareholders. Investors and security holders of Poniard and ALLOZYNE are urged to read the definitive proxy statement/prospectus/consent solicitation when it becomes available, because it will contain important information about Poniard, ALLOZYNE and the proposed transaction.

Investors and security holders of Poniard will be able to obtain free copies of the definitive proxy statement/prospectus/consent solicitation, when it becomes available, through the website maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement/prospectus/consent solicitation, when it becomes available, and Poniard’s other filings with the SEC also may be obtained by contacting Poniard Pharmaceuticals, Inc., 750 Battery Street, Suite 330, San Francisco, CA 94111, or accessed via Poniard’s website at www.poniard.com.

Poniard, and its respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from its shareholders in favor of the proposed transaction. Information regarding the directors and executive officers of Poniard and their interests in the proposed transaction will be available in the definitive proxy statement/prospectus/information statement, when it becomes available.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1994. Words such as “expect,” “estimate,” “project,” “forecast,” “anticipate,” “may,” “will,” “can,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding corporate strategy, forecasts of product development and potential commercialization, potential partnering opportunities and the goals thereof, the Company’s ability to consummate the merger with ALLOZYNE, the potential benefits of the proposed merger, potential transaction timing, anticipated future operations, projected capital needs, the availability of future funding and other matters that involve known and unknown benefits, risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk include, among others: Poniard’s current cash position, the failure of the Poniard or ALLOZYNE stockholders to approve the merger and/or the required reverse stock split; the extent of Poniard’s success at the oral hearing to appeal the Nasdaq Staff delisting determination; Poniard’s ability to satisfy Nasdaq conditions for continued or initial listing of its common stock; actions by the SEC or Nasdaq; the failure of Poniard or ALLOZYNE to meet any of the conditions to the closing of the merger; the failure to realize the anticipated benefits of the merger or delay in realization thereof; the cash positions of Poniard and ALLOZYNE at closing of the merger; the ability of the combined company to obtain substantial additional financing on a timely basis and on favorable terms; the difficulty of developing biopharmaceutical products and obtaining regulatory or other approvals; the uncertainty regarding market acceptance of any products for which regulatory approval is obtained; whether certain market segments grow as anticipated; the competitive environment in the biopharmaceutical industry; the potential inability of Poniard to obtain, maintain, and enforce patent and other intellectual property protection for its product candidates; the success of future clinical trials; and the ability of Poniard to enter into and maintain collaborative arrangements to develop picoplatin on favorable terms. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Poniard’s Annual Report on Form 10-K for the year ended December 31, 2010 and Poniard’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. In addition, investors and security holders are also urged to read carefully the risk factors set forth in the definitive proxy statement/prospectus/consent solicitation when it becomes available.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Poniard undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

For Further Information:

David Pitts

Argot Partners

(212) 600-1902

david@argotpartners.com

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Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$—	$—	$—	$—

Operating expenses:
Research and development	442	2,088	775	6,979
General and administrative	3,396	3,888	6,295	8,687
Restructuring	—	—	—	1,626

Total operating expenses	3,838	5,976	7,070	17,292

Loss from operations	(3,838)	(5,976)	(7,070)	(17,292)

Other income (expense), net	(20)	(570)	(34)	(1,143)

Net loss	(3,858)	(6,546)	(7,104)	(18,435)
Preferred stock dividends	(48)	(48)	(96)	(640)

Loss applicable to common shares	$(3,906)	$(6,594)	$(7,200)	$(19,075)

Loss per share:
Basic and diluted	$(0.07)	$(0.14)	$(0.13)	$(0.42)

Shares used in calculation of loss per share:
Basic and diluted	59,548	47,525	54,304	45,401

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)	(Note 1)
ASSETS:
Cash and investment securities	$3,692	$4,330
Cash - restricted	158	158
Facilities and equipment, net	25	49
Licensed products, net	5,770	6,377
Other assets	344	729

Total assets	$9,989	$11,643

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$2,087	$1,616
Long term liabilities	1,618	1,574
Shareholders’ equity	6,284	8,453

Total liabilities and shareholders’ equity	$9,989	$11,643

Note 1: Derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.